Exhibit  9.1


     STOCK  VOTING  AGREEMENT

     THIS VOTING AGREEMENT (the "Agreement"), effective this 1st day of July, 1997, is by, between and among Bion Environmental Technologies, Inc. ("BIET"), Dublin Holding, Ltd ("DHL"), LoTayLingKyur, Inc. ("LTLK"), Mark A. Smith ("MAS") (collectively DHL, LTLK, and MAS are the "Shareholder"), and Jon Northrop ("JN").

     WHEREAS, Shareholder owns shares of the issued and outstanding common stock of BIET and warrants to purchase shares of common stock of BIET (collectively the "Securities").

     NOW THEREFORE, in consideration of the mutual agreements of the parties hereto and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

     1. Shareholder hereby constitutes and appoints JN with full power of substitution, for the period commencing on the date hereof and ending on December 31, 2005, to vote the Securities as the proxy of Shareholder, at any and all meetings, regular or special, of the shareholders of BIET, or at any adjournments thereof, which may be held during such period, hereby granting to said JN (the "Proxy"), as Shareholder's attorney and Proxy, all powers Shareholder would possess if personally present at any such meetings. The Proxy granted hereby is expressly acknowledged to be coupled with an interest and shall be irrevocable to the full extent permitted by law until December 31, 2005, except to the extent specifically provided in Paragraph 3 below, and subject to the following limitation: if BIET is not profitable by June 30, 1999, this agreement shall terminate on January 1, 2000, unless the parties hereto agree otherwise in writing. The Proxy granted hereby revokes any other proxy relative to the Securities heretofore granted by Shareholder.

     2. During the entire term of this Agreement, the Proxy shall have full and absolute discretion as to the manner in which Securities are to be voted as to any matter whatsoever, all without any liability or obligation of any kind to Shareholder.

     3. Nothing contained herein shall be construed in such a manner so as to prohibit or preclude the sale or exchange of all or any part of the Securities by Shareholder in accordance with the provisions of this Paragraph 3. In the event that all or any portion of the Securities are sold, assigned or exchanged by Shareholder (and/or its assigns) to non-affiliated persons or entities prior to December 31, 2005, then transferred portion of the Securities shall no longer be subject in any manner whatsoever to the voting restrictions set forth above, and shall be entirely released from same, unless otherwise agreed to in writing.

     4. A counterpart of this Agreement shall forthwith be deposited with BIET at its principal place of business.

     5. This Agreement shall be construed in accordance with the laws of the State of Colorado and shall be binding upon the successors and assigns of each party hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth above.

     Bion  Environmental  Technologies,  Inc.


      By:        /s/ M. Duane Stutzman
           ---------------------------
                 Authorized Officer

     Dublin  Holding,  Ltd

      By:  /s/  Mark  A.  Smith,authorized  agt,  asst  secy
           -------------------------------------------------
                 Authorized  Officer

     LoTayLingKyur,  Inc.

      By:  /s/  Mark  A.  Smith,  President
           --------------------------------
                 Authorized  Officer


          /s/  Mark  A.  Smith
     -------------------------
     Mark  A.  Smith


          /s/  Jon  Northrop
     -----------------------
     Jon  Northrop